Exhibit 10.8

December 31, 2001



Mr. Keith R. Klein
Chief Financial Officer
Transport Corporation of America, Inc.
1769 Yankee Doodle Road
Eagan, MN 55121

RE: Supplement to (a) Employment Offer dated July 1, 1999 (the "Employment Offer"), (b) Change of Control Severance Agreement dated September 10, 1999, and
(c) Amendment No. 1 to the Change in Control Severance Agreement dated September 10, 1999 ((b) and (c) collectively known as the "Change of Control Severance Agreement")

Dear Keith:

This letter agreement will confirm our mutual agreement and understanding of your employment with Transport Corporation of America, Inc. (the "Company") as of the above date. All other terms and conditions of the Employment Offer and the Change of Control Severance Agreement shall remain in full force and effect except to the extent specifically modified by this letter agreement.

1. SEVERANCE PACKAGE. In the event your employment is terminated for any reason other than your voluntary resignation or for Cause (as defined below) before a Change in Control (as defined in the Change of Control Severance Agreement) or after the Change in Control Severance Agreement is terminated (hereinafter, a "Termination"), you will receive the following severance package:

         A.       Salary. The Company will pay you an amount equal to twelve
                  (12) months of your base salary at the time of Termination, payable in substantially equal installments in accordance with the Company's payroll policy then in effect. Such payments shall be subject to any payroll or other deductions as may be required to be made by law, government order, or by agreement with, or consent by, you.

         B. Benefits. The Company will, for a period of twelve (12) months following the Termination, reimburse you for the cost of any life insurance, medical, disability, dental or other health insurance provided to you immediately prior to the Termination and for which you are eligible to maintain following the Termination under COBRA. Benefits otherwise receivable by you pursuant to the Sub-Paragraph (B) shall be reduced to the extent comparable benefits are actually received by you from another party during such period.

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         C.       Automobile. The Company will, for a period of three (3) months following the Termination, permit you to continue to use the Company's automobile provided to you immediately prior to the Termination. Upon completion of such three (3) month period, you will return the automobile in its same condition as prior to the Termination.

         D. Outplacement Services. The Company will reimburse you up to Ten Thousand Dollars ($10,000) for individual outplacement counseling.

         E. Release. Following any Termination and prior to any payment by the Company of any of the compensation contemplated by this Paragraph 1, you must have provided the Company a release of any and all claims you may then have against the Company, in the form attached hereto as Exhibit A, and all review and rescission periods must have expired without you having rescinded such release.

2. DEFINITION OF CAUSE. For purposes of this letter agreement, "Cause" shall mean:

         A. the willful and continued failure by you (other than failure resulting from (1) your incapacity due to physical or mental illness, (2) any such actual or anticipated failure after notice of termination by the Company, or (3) the Company's active or passive obstruction of the performance of your duties and responsibilities) to perform substantially the duties and responsibilities of your position with the Company after a demand for substantial performance is delivered to you by the Company's Board of Directors, which demand specifically identified the manner in which the Board of Directors believes that you have not substantially performed the duties or responsibilities;

         B. your conviction by a court of competent jurisdiction for felony criminal conduct;

         C. your willful engagement in fraud or dishonesty which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

         D. breach any covenant not to compete, confidentiality obligation or other written contract with the Company or any subsidiary of the Company.

         No act or failure to act, on your part shall be deemed "willful" unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in the best interest of the Company. You shall not be terminated for Cause unless and until the Company shall have delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to you and an opportunity for you together with your counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, your conduct was Cause and specifying the particulars thereof in detail.

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3.       PROTECTIVE COVENANTS.

                  3.1 Definitions. For purposes of this paragraph 3, the terms listed below shall have the following meanings:

                  a. "Confidential Information" shall mean any information that is not generally known by the Company's competitors or the general public. Subject to the foregoing, Confidential Information includes, but is not limited to, data of any type that was created by you in the course of your employment by the Copmany; data or conclusions or opinions formed by you in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the core business of the Company; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or customer specific information; supplier names; employee names and personnel information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that were created or used by you in the course of employment with the Company. Confidential Information does not include information that you can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public, (2) became generally available to the public through no act or failure to act by you, or
                           (3) relates to a business or service not provided by the Company on or before the date of your termination.

                  b. "Competing business" shall mean any person or entity that competes, or is preparing to compete directly, with (1) the hauling of freight or trucking business, or (2) any of the products or services developed or sold by the Company on or before the date of your termination.

                  c. "Render services" shall mean owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating actively in, a business; provided, however, that ownership of less than 1% of a class of stock of a corporation, whether publicly traded or privately held, shall not be deemed "rendering services."

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                  d.       "Sell" and "sold" shall mean sell, lease, license,
                           market, or otherwise provide or attempt to provide for compensation or advantage.

                  e. "Customer" shall mean any person or entity that (1) has a contract or business relationship with the Company, (2) was negotiating to contract or enter into a business relationship with the Company as of the date of your termination, or (3) has, within the last year of your employment with the Company, purchased or leased products or services from the Company.

                  3.2 Confidentiality Restrictions. You agree at all times to use all reasonable means to keep Confidential Information secret and confidential. You shall not at any time use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary to determine compliance with your obligations under this letter agreement so long as such disclosure is not to a competitor of the Company. You shall not at any time render services to any person or entity if providing such services would require or likely result in using or disclosing Confidential Information. You acknowledge that use or disclosure of any of the Company's confidential or proprietary information in violation of this letter agreement would have a materially detrimental effect upon the Company, the monetary loss from which would be difficult, if not impossible, to measure. You agree that should you breach the confidentiality restrictions of this letter agreement, the Company will be entitled to seek injunctive relief and specific enforcement of this letter agreement.

                  3.3 Noncompetition. During such period of time, if any, that you receive compensation from the Company pursuant to Paragraph 1 of this letter agreement (the "Restriction Period"), you shall not render services, directly or indirectly, for a competing business anywhere within the United States, whether as an officer, director, owner, partner, affiliate, employee, contractor, or otherwise.

                  3.4 Nonsolicitation of Customers. During the Restriction Period, you agree that you will not:

                  a. solicit or sell, or attempt to solicit or sell, to any Company customer, services or products that compete with services or products provided by the Company, or that were in the process of being developed by the Company during your employment; or

                  b. interfere in any way with, or induce any Company customer, supplier or other entity to terminate or alter its business relationship with the Company.

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                  3.5 Nonsolicitation of Employees or Others. During the
         Restriction Period, you agree that you will not solicit or accept--directly or indirectly, as an individual or through any other person or entity--any active employee of the Company or retained consultant under contract with the Company for employment or any other arrangement for compensation to perform services for any other person, regardless of the nature of their business, or induce such persons to terminate or alter their relationship with the Company.

4. MISCELLANEOUS. You may not assign any of your rights or delegate any of your duties or obligations under this letter agreement. The rights and obligations of the Company under this letter agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to its conflict of law provisions. This letter agreement and the Change in Control Severance Agreement set forth the entire and final agreement and understanding of you and the Company and contains all of the agreements made between you and the Company with respect to the severance arrangements between you and the Company. This letter agreement and the Change in Control Severance Agreement supersede any and all other agreements, either oral or in writing, between you and the Company, with respect to the severance arrangements between you and the Company. No change or modification of this letter agreement shall be valid unless in writing and signed by you and the Company. This letter agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.


Sincerely,


Michael J. Paxton
President and Chief Executive Officer


Agreed:
          --------------------------------
          Keith R. Klein
          December 31, 2001

                                    EXHIBIT A

                                     RELEASE

         I, Keith R. Klein, a resident of the State of Minnesota and employee or former employee of Transport Corporation of America, Inc. a Minnesota corporation ("Transport America"), do hereby release Transport America, its past and present affiliates, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors, acting in their capacity as such (collectively, the "Releasees") from any and all claims and causes of action, known or unknown, which I may have against any and all of them. Through this release, I extinguish all causes of action against the Releasees occurring up to the date hereof, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; all claims relating to my status as an employee or officer of Transport America and its past and present affiliates, including but not limited to any claims arising under Minnesota Statutes, Chapter 302A and common law (other than claims for indemnification otherwise available to me by Transport America or its insurance carriers which shall remain available) and all claims arising from any federal, state or municipal law or ordinance, including the Family and Medical Leave Act and the Fair Labor Standards Act and all Minnesota labor and employment law statutes. This release extinguishes any potential claims of employment discrimination arising from my employment with and resignation from Transport America and any of its past and present affiliates, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act.

         This release does not relinquish my claims with respect to (i) my salary or accrued vacation pay earned through the date hereof or as provided in Paragraph 1 of my letter agreement with Transport America dated December 31, 2001 (the "December 2001 Letter"), (ii) my vested accounts in Transport America's 401(k) Plan, Employee Stock Purchase Plan and Transport America's Flexible Benefit Plan, if I participated in such Plans, (iii) eligible claims under Transport America's health plan I have incurred on or before the date hereof and (v) claims for reimbursements of business expenses.

         This release does not extinguish any claims which arise against Transport America or any of its past or present affiliates after I sign this agreement. I certify that I (a) have not filed any claims, complaints or other actions against any Releasee and (b) am hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by me or any federal, state or local agency on my behalf based upon any event occurring up to the date on which I sign this release. I have reviewed my rights and responsibilities under this release with my own lawyer.

         Under the Age Discrimination in Employment Act, I have 21 days to review and consider this release and the severance benefits offered in the December 2001 Letter. If I sign this release before 21 days have elapsed from the date on which I first received it, then I will be voluntarily waiving my right to the full 21-day review period. I also have the right to rescind this

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release within 15 calendar days of the date upon which I sign it. I understand that if I desire to rescind this release, I must put the rescission in writing and deliver it to Transport America, attn: Michael J. Paxton, 1715 Yankee Doodle Drive, Eagan, MN 55121, by hand or by mail within 15 calendar days of the date on which I sign this release. If I deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which I sign this release and sent by certified mail, return receipt requested.

If I rescind this agreement, all of Transport America's obligations to me under the December 2001 Letter will immediately cease and Transport America will owe me no amounts or benefits thereunder.

         This release is executed as of the ____ day of __________, 20____.



                                        ----------------------------------------
                                        Keith R. Klein

STATE OF MINNESOTA     )
                       ) ss.
COUNTY OF ___________  )


         The foregoing instrument was acknowledged before me this ___ day of ___________, 20___, by Keith R. Klein.



--------------------------------------
Notary Public